Filed Pursuant to Rule 433

Registration Nos. 333-284087 & 333-284087-01

***PRICING DETAILS*** $2.0bln Hyundai Auto Receivables Trust 2025-B (HART 2025-B)

Joint Bookrunners : J.P. Morgan (struc), Lloyds, Mizuho, RBC, US Bancorp

Co-Managers : MUFG, TD

CL	AMT($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH SPREAD	YLD%	CPN%	$PX
A-1	448.000	0.27	A-1+/F1+	1-6	12/25	06/26	I-Curve +13	4.458	4.458	100.00000
A-2A	436.800	1.06	AAA/AAA	6-19	01/27	08/28	I-Curve +38	4.493	4.45	99.99834
A-2B*	250.000	1.06	AAA/AAA	6-19	01/27	08/28	SOFR30A +38			100.00000
A-3	653.200	2.28	AAA/AAA	19-37	07/28	12/29	I-Curve +45	4.404	4.36	99.99097
A-4	134.660	3.36	AAA/AAA	37-43	01/29	06/30	I-Curve +54	4.490	4.44	99.97320
B	37.340	3.73	AA+/AA+	43-46	04/26	07/30	I-Curve +80	4.768	4.72	99.99539
C	62.230	3.92	AA/A+	46-47	05/29	07/32	I-Curve +100	4.977	4.92	99.97795

* Class A-2B benchmark is SOFR30A

Expected Settle : 06/11/25	Registration : SEC-Registered
First Pay Date : 07/15/25	ERISA Eligible : Yes
Expected Ratings : S&P, Fitch	Px Speed : 1.30% ABS to 5% Clean-Up Call
Ticker : HART 2025-B	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : PRICED	Available Information:
CUSIPs : A-1 44935XAA3 *	Prelim Prospectus : Attached
A-2A 44935XAB1 *	Ratings FWP : Attached
A-2B 44935XAC9 *	DealRoadshow.com : HART25B
A-3 44935XAD7 *	IntexNet/CDI : See Separate Message

A-4 44935XAE5

B 44935XAF2

C 44935XAG0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.